Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment



STRATEGIC PARTNERS MUTUAL FUNDS, INC.

Strategic Partners Managed Small Cap Growth Fund

Strategic Partners Equity Income Fund

Statement of Additional Information (SAI) dated

August 5, 2005

Supplement dated October 25, 2005

Effective as of the date of this supplement, the name of the Strategic Partners Managed Small Cap Growth Fund is changed to Strategic Partners Small Cap Growth Fund. All references in the SAI to the Fund's former name are hereby changed accordingly.

The discussion in the section of the SAI under "Investment
Programs of the Funds" entitled "Investment Objective" and "Investment Policies (first two paragraphs)" with respect to Strategic Partners Equity Income Fund is replaced with the following:


Investment Objective: The investment objective of the Fund is to seek capital growth and income.


Investment Policies: It is the policy of the Fund to seek to balance the objectives of reasonable opportunity for capital growth and reasonable current income through investments primarily in dividend-paying common stocks of well-established issuers.Equity securities include common stocks, warrants and securities convertible into or exchangeable for common stocks. However, it may invest whenever the economic outlook is unfavorable for common stock investments in other types of securities, such as bonds, convertible bonds, preferred stocks, and convertible preferred stocks. The Fund typically employs a value approach in selecting investments. The Fund seeks to identify companies that appear to be undervalued by various measures and may be temporarily out of favor but have good prospects for capital appreciation and dividend growth.

The discussion in the section of the SAI under "Investment
Advisory & Administration Services" titled "The Sub-
Advisors" is supplemented by adding the following new Sub-advisors: Transamerica Investment Management LLC. and RS
Investments, LP are Sub-advisors for the Strategic Partners
Small Cap Growth Fund; T. Rowe Price Associates, Inc. is
Sub-advisor for the Strategic Partners Equity Income Fund.

The discussion in the section of the SAI under "Investment
Advisory & Administration Services" titled "The Sub-
Advisors - Sub-Advisory Fees" is hereby supplemented as follows:

RS Investments, L.P. for the Strategic Partners Small Cap
Growth Fund: An annual rate equal to the following percentage of the average daily net assets of the Fund:
0.50% of the portion of the average daily net assets not in excess of $150 million; plus 0.45% of the portion in excess of $150 million.

Transamerica Investment Management LLC for the Strategic
Partners Small Cap Growth Fund: An annual rate equal to the following percentage of the average daily net assets of the
Fund: 0.50%.

T. Rowe Price Associates, Inc. for the Strategic Partners
Equity Income Fund: An annual rate equal to the following percentage of the average daily net assets of the Fund:
0.40% on the portion of the average daily net assets not in excess of $250 million; plus 0.375% on the portion in excess of $250 million up to and including $500 million;
0.350% on the portion exceeding $500 million.

The discussion in the section of the SAI under "Investment
Advisory & Administration Services," titled

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"The Sub-Advisors-Portfolio Managers" is hereby
supplemented as follows:

A. Other Accounts Managed by Portfolio Managers.


FUND:  STRATEGIC PARTNERS SMALL CAP GROWTH FUND

PORTFOLIO MANAGER(S)
William J. Wolfenden III of RS
REGISTERED INVESTMENT COMPANIES
10 registered investment companies, with total assets of $772,473,658 OTHER POOLED INVESTMENT VEHICLES
None
OTHER ACCOUNTS
4 other accounts with total assets of $37,736,482

PORTFOLIO MANAGER(S)
Gregory S. Weirick of Transamerica
REGISTERED INVESTMENT COMPANIES
1 registered investment company with $70,200,000 in assets.
OTHER POOLED INVESTMENT VEHICLES
1 pooled investment vehicle with $15,900,000 in assets
OTHER ACCOUNTS
71 other accounts with total assets of $1,649,200,000

PORTFOLIO MANAGER(S)
Joshua D. Shaskan, CFA of Transamerica
REGISTERED INVESTMENT COMPANIES
6 registered investment companies with $192,300,000 in total assets OTHER POOLED INVESTMENT VEHICLES
None
OTHER ACCOUNTS
58 other accounts with 701,900,000 in total assets



FUND:  STRATEGIC PARTNERS EQUITY INCOME FUND

PORTFOLIO MANAGER(S)
Stephen W. Boesel, of T. Rowe Price
REGISTERED INVESTMENT COMPANIES
7 registered investment companies with total assets of $11,102,385,974 OTHER POOLED INVESTMENT VEHICLES
None
OTHER ACCOUNTS
6 other accounts with total assets of $95,506,365

PORTFOLIO MANAGER(S)
John D. Linehan, of T. Rowe Price
REGISTERED INVESTMENT COMPANIES
4 registered investment companies with total assets of $3,982,307,059 OTHER POOLED INVESTMENT VEHICLES
3 other pooled investment vehicles with total assets of 453,825,991
OTHER ACCOUNTS
8 other accounts with total assets of $966,921,505

PORTFOLIO MANAGER(S)
Brian C. Rogers, of T. Rowe Price
REGISTERED INVESTMENT COMPANIES
11 registered investment companies with total assets of $29,064,601,754 OTHER POOLED INVESTMENT VEHICLES
None
OTHER ACCOUNTS
17 other accounts with total assets of $1,337,854,600



MFSP601C4



B. Portfolio Manager Compensation / Material Conflicts of Interest

Fund Compensation Structure and Methods/ Material Conflicts of Interest


Strategic Partners Small Cap Growth Fund

RS INVESTMENTS COMPENSATION

RS Investments is an employee-owned investment firm. The firm has two separate investment advisory operating divisions, each with separate compensation and profit-sharing structures. Each of the Funds' portfolio managers is part of either the Growth Group or the Value Group. William J. Wolfenden III is a member of the Growth Group (the "Group"). In establishing salaries and bonuses, RS Investments considers information regarding industry compensation levels, which is prepared by a leading consulting firm. RS Investments sets salary and bonus levels by reference to other investment firms investing in similar categories.

In consultation with G. Randall Hecht and Terry R. Otton, Chairman and Chief Executive Officer, respectively, of RS Investments, the leaders of the Group (James L. Callinan, John L. Wallace, and William J. Wolfenden III), determined all salaries and bonuses for their respective Groups for the Funds' fiscal year ended December 31, 2004. Salaries were based on industry standards, as described above.

Bonuses within the Group were based on a number of factors, including
(1) pre-tax investment performance for each account (including Funds) managed by a portfolio manager compared to a relevant peer group over one- and three-year periods, with an emphasis on the most recent one-year period, and (2) experience.

Assets under management did not directly affect any individual's salary or bonus, although the amount of the Group's assets under management affected the fee revenue attributable to the Group, which in turn affected the maximum amount of money available for the Group's aggregate salaries and bonuses.

In addition, most of the Group's portfolio managers participated in the profits of the Group based on their profit-sharing percentages. The Group's leaders, in consultation with Mr. Hecht and Mr. Otton, set these percentages at the beginning of each year based on a number of factors, including tenure, assets under management, long-term investment performance (compared to appropriate benchmarks), and overall contribution to the Group's investment process. Certain portfolio managers also have an equity interest in RS Investments and so participate in overall firm profits, in addition to Group profits.

Conflicts of Interest

Whenever a portfolio manager of a Fund manages other accounts, potential conflicts of interest exist, including potential conflicts between the investment strategy of the Fund and the investment strategy of the other accounts and potential conflicts in the allocation of investment opportunities between the Fund and such other accounts. In addition, in certain instances, a portfolio manager may take conflicting positions in a particular security. For example, a portfolio manager may sell short a security for one account that another account holds long, or may take a long position in a security for one account that the portfolio manager has sold short for another account. RS Investments seeks to identify potential conflicts of interest resulting from a portfolio manager's management of both the Fund and other accounts, and has adopted policies and procedures, including a Code of Ethics, designed to address such conflicts.

RS Investments and each of the portfolio managers attempt to resolve any conflicts in a manner that is generally fair over time to all of its clients. RS Investments may give advice and take action with respect to any of its clients that may differ from advice given or the timing or nature of action taken with respect to any particular account so long as it is RS Investments' policy, to the extent practicable, to allocate investment opportunities over time on a fair and equitable basis relative to other accounts. It is RS Investments' policy that, when the amount of securities of a particular issuer available to RS Investments' client accounts in an initial public offering is insufficient to meet the requirements of each account that will purchase securities in the IPO, RS Investments generally will allocate those securities among those accounts based on the size of each account as of the close of business on the preceding day. It is also RS Investments' policy that it may aggregate sale and purchase orders of securities for accounts with similar orders being made simultaneously for other clients if, in RS Investments' reasonable judgment, such aggregation is reasonably likely to result generally in lower per-share brokerage commission costs. In many instances, the purchase or sale of securities for accounts will be effected simultaneously with the purchase or sale of like securities for other accounts. Such transactions may be made at slightly different prices, due to the volume of securities purchased or sold. In such event, each client may be charged or credited, as the case may be, the average transaction price of all securities purchased or sold in such transaction. As a result, however, the price may be less favorable to a client than it would be if similar transactions were not being executed concurrently for other accounts.

TRANSAMERICA

Compensation

Portfolio Manager compensation is a combination of base salary, bonus incentive and profit sharing. Base salaries are reviewed and adjusted annually based on additional duties and experience. For purposes of determining the level of incentive compensation potential; track records (pre-tax) are based on full years of portfolio management for TIM. Therefore, for example, should an eligible participant hold a one and a half year track record, the eligible incentive compensation would be based on the manager's one year relative ranking. There are two weighted components taken into consideration for determining maximum incentive compensation amounts. These total 100% and consist of an objective and subjective component as further describes below:

80% Objective-portfolio performance based calculation; based upon relative rankings of track record and return formula criteria. A portion of the objective component is necessarily subjective taking such items as co/multi-management responsibilities; portfolio performance upon assignment; length of time managing portfolio, customized client benchmarks, etc. into account in determining the Portfolio Manager's relative ranking. Senior management, at its discretion, determines the criteria to be used for evaluating how the rankings are determined for each Portfolio Manager under this objective component.

20% Subjective-based upon additional contributions to the firm as a whole and consistent with responsibilities identified on position descriptions as updated on an annual basis, for example, general research contribution, behavioral competencies (e.g. team contributions; decision making capabilities; work ethic) quality of investment ideas, managerial duties outside of core responsibility, as determined by Senior Management.

The method used to determine the compensation for a portfolio manager is the same for all accounts managed by that portfolio manager, including the Fund.

Conflicts of Interest

At Transamerica, individual portfolio managers may manage multiple accounts for multiple clients. In addition to the sub-advisory management of the Fund, Transamerica manages separate accounts for institutions and individuals. Transamerica manages potential conflicts between accounts through its allocation policies and procedures, internal review processes and oversight by senior management and its Investment Policy Committee. Transamerica has developed trade allocation policies to address potential conflicts in situations where two or more accounts participate in investment decisions involving the same securities using procedures that it considers to be fair and equitable.



MFSP601C4



Strategic Partners Equity Income Fund

T. ROWE PRICE

Compensation

Portfolio manager compensation consists primarily of a base salary, a cash bonus, and an equity incentive that usually comes in the form of a stock option grant. Occasionally, portfolio managers will also have the opportunity to participate in venture capital partnerships. Compensation is variable and is determined based on the following factors:

Investment performance over one-, three-, five-, and 10-year periods is the most important input. We evaluate performance in absolute, relative, and risk-adjusted terms. Relative performance and risk-adjusted performance are determined with reference to the broad based index (ex. S&P 500) and an applicable Lipper index (ex. Large-Cap Growth), though other benchmarks may be used as well. Investment results are also compared to comparably managed funds of competitive investment management firms. Performance is primarily measured on a pre-tax basis though tax-efficiency is considered and is especially important for tax efficient funds. It is important to note that compensation is viewed with a long term time horizon. The more consistent a manager's performance over time, the higher the compensation opportunity. The increase or decrease in a fund's assets due to the purchase or sale of fund shares is not considered a material factor.

Contribution to our overall investment process is an important consideration as well. Sharing ideas with other portfolio managers, working effectively with and mentoring our younger analysts, and being good corporate citizens are important components of our long term success and are highly valued.

All employees of T. Rowe Price, including portfolio managers, participate in a 401(k) plan sponsored by T. Rowe Price Group. In addition, all employees are eligible to purchase T. Rowe Price common stock through an employee stock purchase plan that features a limited corporate matching contribution. Eligibility for and participation in these plans is on the same basis as for all employees. Finally, all vice presidents of T. Rowe Price Group, including all portfolio managers, receive supplemental medical/hospital reimbursement benefits.

This compensation structure is used for all portfolios managed by the portfolio manager.

Conflicts of Interest

We are not aware of any material conflicts of interest that may arise in connection with the Portfolio Manager's management of the Fund's investments and the investments of the other account(s) included in response to this question.

Portfolio managers at T. Rowe Price typically manage multiple accounts. These accounts may include, among others, mutual funds, separate accounts (assets managed on behalf of institutions such as pension funds, colleges and universities, foundations), and commingled trust accounts. Portfolio managers make investment decisions for each portfolio based on the investment objectives, policies, practices and other relevant investment considerations that the managers believe are applicable to that portfolio. Consequently, portfolio managers may purchase (or sell) securities for one portfolio and not another portfolio. T. Rowe Price has adopted brokerage and trade allocation policies and procedures which it believes are reasonably designed to address any potential conflicts associated with managing multiple accounts for multiple clients. Also, as disclosed under the "Portfolio Manager Compensation" above, our portfolio managers' compensation is determined in the same manner with respect to all portfolios managed by the portfolio manager.

T. Rowe Price has developed written trade allocation guidelines for its Trading Desks. Generally, when the amount of securities available in a public offering or the secondary markets is insufficient to satisfy the volume or price requirements for the participating client portfolios, the guidelines require a pro rata allocation based upon the relative sizes of the participating client portfolio or the relative sizes of the participating client orders depending upon the market involved. In allocating trades made on a combined basis, the trading desks seek to achieve the same net unit price of the securities for each participating client. Because a pro rate allocation may not always adequately accommodate all facts and circumstances, the guidelines provide for exceptions to allocate trades on an adjusted basis. For example, adjustments may be made: (i) to recognize the efforts of a portfolio manager in negotiating a transaction or a private placement;
(ii) to eliminate de minimus positions; (iii) to give priority to accounts with specialized investment policies and objectives; and (iv) to reallocate in light of a participating portfolio's characteristics (e.g., available cash, industry or issuer concentration, duration, credit exposure). Also, with respect to private placement transactions, conditions imposed by the issuer may limit availability of allocations to client accounts.



Appendix B, titled "Proxy Voting Policies of the Subadvisers" is hereby supplemented by adding the proxy voting policies for the Subadvisers as indicated below:

RS Investments, L.P.

SUMMARY DESCRIPTION OF PROXY VOTING POLICIES AND PROCEDURES

Each of the RS investment advisory firms (each, an "Adviser") has adopted policies and procedures (the
"Policies") that govern how it votes proxies relating to securities owned by its advisory clients for which the Adviser exercises voting authority and discretion (the
"Proxies"). The advisory clients for which the Advisers vote Proxies are registered investment companies and certain other institutional accounts. The Policies do not apply to any client that has explicitly retained authority and discretion to vote its own proxies or delegated that authority and discretion to a third party.

The guiding principle by which the Advisers vote on all matters submitted to security holders is to act in a manner consistent with the best interest of their clients, without subrogating the clients' interests to those of the Advisers. The Policies are designed to ensure that material conflicts of interest on the part of an Adviser or its affiliates do not affect voting decisions on behalf of the Advisers' clients.

The Advisers have adopted detailed proxy voting guidelines
(the "Guidelines") that set forth how they plan to vote on specific matters presented for shareholder vote. In most cases, the Guidelines state specifically whether Proxies will be voted by the Advisers for or against a particular type of proposal. The indicated vote in the Guidelines is the governing position on any matter specifically addressed by the Guidelines.

Because the Guidelines have been pre-established by the Advisers, voting of Proxies in accordance with the Guidelines is intended to limit the possibility that any conflict of interest might motivate an Adviser's voting decision with respect to a proposal. However, an Adviser is permitted to override the Guidelines (an "Override") with respect to a particular shareholder vote when the Adviser believes the Override to be in a client's best interest. In addition, there may be situations involving matters presented for shareholder vote that are not governed by the Guidelines (any such vote being a "Special Vote"). In connection with any Override or Special Vote, a determination is made by the Advisers' chief compliance officer whether there is any material conflict of interest between the Adviser, on the one hand, and the relevant advisory clients, on the other, arising out of the provision of certain services or products by an Adviser to the company on

MFSP601C4

whose behalf Proxies are being solicited, personal shareholdings of any Adviser personnel in the company, or any other relevant material conflict of interest. Any such determination must be reviewed by the Proxy Voting
Committee of the Advisers.

Certain aspects of the administration of the Policies are governed by the Proxy Policy Committee, which is comprised of senior management personnel and compliance personnel.
The Committee oversees the Proxy voting process generally and may be consulted in specific cases concerning the voting of Proxies.

The Advisers have retained Institutional Shareholder
Services, Inc. ("ISS") to handle the administrative aspects of voting proxies for the accounts of our advisory clients.
ISS monitors the accounts and their holdings to be sure that all Proxies are received and votes are cast. In addition, the Advisers' compliance department monitors matters presented for shareholder votes and tracks the voting of the Proxies on a regular basis.

Clients may obtain a copy of the Policies and information regarding how the Advisers have voted securities held in their accounts, by contacting John Sanders at (415) 591-
2768.

The Policies are subject to change at any time without notice.

Transamerica Investment Management LLC

WESTCAP INVESTORS, LLC

PROXY POLICY & PROCEDURES

Policy

Westcap acts as investment manager or investment adviser for various clients, including clients governed by the Employee Retirement Income Security Act of 1974 ("ERISA").
As "investment manager" or "investment adviser" we vote proxies as part of our authority to manage, acquire and dispose of account assets when delegated by the client (or for ERISA accounts, unless the "named fiduciary" has explicitly reserved that authority for itself). When voting proxies for clients, our utmost concern is that all decisions be made solely in the best interest of our clients (for ERISA accounts, "plan beneficiaries and participants", in accordance with the letter and spirit of ERISA) in their capacity as shareholders. We will act in a manner we deem prudent and diligent and which is intended to enhance the economic value of the assets of the account.

Purpose

The purpose of these Proxy Policy and Procedures is to memorialize the procedures and policies adopted by Westcap to enable it to comply with its accepted responsibilities.

Procedures

The Proxy Policy Committee ("PPC") is responsible for establishing the guidelines by which we vote our proxies.
The Proxy Administrator is responsible for reviewing the proxy proposals to determine which proposals may be voted in accordance with previously established guidelines or precedents. The proposals which are not clearly governed by the guidelines will require the further review and approval of the members of PPC. In addition, PPC will meet briefly whenever necessary or desirable to review proxy voting matters.

While how best to vote a proxy to maximize investment return may not be clear or be able to be decided with certainty in all cases, Westcap will exercise its best judgment to vote proxies so as to maximize investment return.

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T. Rowe Price Associates, Inc.

T. ROWE PRICE PROXY VOTING - PROCESS AND POLICIES

On behalf of its clients, T. Rowe Price analyzes the proxy statements of issuers whose stock is owned by the investment companies that it sponsors and for which it serves as investment adviser.

Proxy Administration

The T. Rowe Price Proxy Committee develops positions on all major corporate issues, creates guidelines, and oversees the voting process. The Proxy Committee, composed of portfolio managers, investment operations managers, and internal legal counsel, analyzes proxy policies based on whether they would adversely affect shareholders' interests and make a company less attractive to own. In evaluating proxy policies each year, the Proxy Committee relies upon our own fundamental research, independent proxy research provided by third parties, such as Institutional
Shareholder Services (ISS) and Glass Lewis, and information presented by company managements and shareholder groups.

Once the Proxy Committee establishes its recommendations, they are distributed to the firm's portfolio managers as voting guidelines. Ultimately, the chairperson of each fund's Investment Advisory Committee is responsible for deciding and voting on the proxy proposals of companies in his or her fund. Because fund portfolio managers may have differences of opinion on portfolio companies and their proxies, or because their funds may have different investment objectives, these factors, among others, may lead to different votes between funds on the same proxies.
When portfolio managers cast votes that are counter to the Proxy Committee's guidelines, they are required to document their reasons in writing to the Proxy Committee. Annually, the Proxy Committee and the funds' Boards of Directors or Trustees review T. Rowe Price's proxy voting process, policies, and voting records.

T. Rowe Price has retained ISS, an expert in the proxy voting and corporate governance area, to provide proxy advisory and voting services. These services include in-depth research, analysis, and voting recommendations, as well as vote execution, reporting, auditing and consulting assistance for the handling of proxy voting responsibility and corporate governance-related efforts. While the Proxy
Committee relies upon ISS research in establishing T. Rowe
Price's voting guidelines-many of which are consistent with ISS positions-T. Rowe Price may deviate from ISS recommendations on general policy issues or specific proxy proposals.

Fiduciary Considerations

T. Rowe Price's decisions with respect to proxy issues are made in light of the anticipated impact of the issue on the desirability of investing in the portfolio company.
Proxies are voted solely in the interests of fund shareholders. Practicalities involved with international investing may make it impossible or disadvantageous to vote proxies in every instance. For example, portfolio managers might refrain from voting if they or our agents are required to appear in person at a shareholder meeting or if the exercise of voting rights results in the imposition of trading or other ownership restrictions.

Consideration Given Management Recommendations

When determining whether to invest in a particular company, one of the key factors T. Rowe Price considers is the quality and depth of its management. As a result, T. Rowe
Price believes that recommendations of management on most issues should be given weight in determining how proxy issues should be voted.

T. Rowe Price Voting Policies

Specific voting guidelines have been established by the Proxy Committee for recurring issues that appear on proxies. The following is a summary of the more significant T. Rowe Price policies:

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Election of Directors

T. Rowe Price generally supports slates with a majority of independent directors and nominating committees chaired by an independent board member. T. Rowe Price withholds votes for outside directors that do not meet certain criteria relating to their independence. T. Rowe Price also withholds votes for inside directors serving on compensation and audit committees and for directors who miss more than one-fourth of the scheduled board meetings.

Executive Compensation

The goal of T. Rowe Price is to assure that a company's equity-based compensation plan is aligned with shareholders' long-term interests. While it evaluates most plans on a case-by-case basis, T. Rowe Price generally opposes compensation packages that provide what it views as excessive awards to a few senior executives or that contain excessively dilutive stock option plans. T. Rowe Price bases its review on criteria such as the costs associated with the plan, plan features, dilution to shareholders and comparability to plans in the company's peer group. T.
Rowe Price generally opposes plans that give a company the ability to reprice options or to grant options at below market prices.

Anti-Takeover, Capital Structure, and Corporate Governance
Issues

T. Rowe Price generally opposes anti-takeover measures and other proposals designed to limit the ability of shareholders to act on possible transactions. Such anti-takeover mechanisms include classified boards, supermajority voting requirements, dual share classes, and poison pills. We also oppose proposals that give management a "blank check" to create new classes of stock with disparate rights and privileges. We generally support proposals to permit cumulative voting and those that seek to prevent potential acquirers from receiving a takeover premium for their shares. When voting on corporate governance proposals, T. Rowe Price will consider the dilutive impact to shareholders and the effect on shareholder rights. With respect to proposals for the approval of a company's auditor, we typically oppose auditors who have a significant non-audit relationship with the company.

Social and Corporate Responsibility Issues

T. Rowe Price generally votes with a company's management on social issues unless they have substantial economic implications for the company's business and operations that have not been adequately addressed by management.

Monitoring and Resolving Conflicts of Interest

The Proxy Committee is also responsible for monitoring and
resolving possible material conflicts between the interests
of T. Rowe Price and those of its clients with respect to
proxy voting.           We believe that the potential for
conflicts of interest is relatively low due to the client-focused nature of our investment management business.
Nevertheless, we have adopted safeguards to ensure that our proxy voting is not influenced by interests other than those of our fund shareholders. While membership on the Proxy Committee is diverse, it does not include individuals whose primary duties relate to client relationship management, marketing, or sales. Since T. Rowe Price's voting guidelines are pre-determined by the Proxy Committee using recommendations from ISS, an independent third party, application of the T. Rowe Price guidelines by fund portfolio managers to vote fund proxies should in most instances adequately address any possible conflicts of interest. However , the Proxy Committee reviews all proxy votes that are inconsistent with T. Rowe Price guidelines to determine whether the portfolio manager's voting rationale appears reasonable. The Proxy Committee also assesses whether any business or other relationships between T. Rowe Price and a portfolio company could have influenced an inconsistent vote on that company's proxy.
Issues raising possible conflicts of interest are referred to designated members of the Proxy Committee for immediate resolution prior to the time T. Rowe Price casts its vote.
With respect to personal conflicts of interest, T. Rowe
Price's Code of Ethics and Conduct requires all employees to avoid placing themselves in a "compromising position" in which their interests may conflict with those of our

MFSP601C4

clients and restricts their ability to engage in certain outside business activities. Portfolio managers or Proxy
Committee members with a persona1 conflict of interest regarding a particular proxy vote must recuse themselves and not participate in the voting decisions with respect to that proxy.




C. Portfolio Manager Securities Ownership


    Fund                     Portfolio Manager(s)           Ownership of
                                                              Company
                                                             Securities

Strategic Partners      William J. Wolfenden III of RS          None
Small Cap Growth
Fund                    Gregory S. Weirick of Transamerica      None

                       Joshua D. Shaskan, CFA of Transamerica   None


Strategic Partners     Stephen W. Boesel, of T. Rowe Price      None
Equity Income Fund
                        John D. Linehan, of T. Rowe Price       None

                        Brian C. Rogers, of T. Rowe Price       None